Exhibit 10.1

April 14, 2017

Richard King

Dear Richard:

We are very excited to have you join Adamas Pharmaceuticals, Inc. (“the Company”). In this letter, I would like to set forth the terms and conditions of your employment relationship with the Company.

Title and Responsibilities. I am pleased to offer you the full-time position of Chief Operating Officer working at our offices in Emeryville, CA. Your position with the Company, pursuant to the terms and conditions of this letter and accompanying Confidential Information and Invention Assignment Agreement, will commence on April 28, 2017. You will report to me and your duties and responsibilities include, but are not limited to, leading the commercial and operations organizations, including marketing, sales, market access, distribution, technical operations, information technology, and product planning. Of course, the Company may change your position, duties, and work location from time to time.

Compensation. You will initially receive an annual base salary of $470,000. Your salary will be paid periodically in accordance with normal Company payroll practices and are subject to the usual required deductions and tax withholdings. In addition to your salary, you will be eligible to participate in the Company’s Bonus Plan, as described in the applicable Plan Document, pursuant to the terms of this Plan. The annual target bonus for your position is forty percent (40%) of your annual base salary, and any award would be based upon both the Company’s achievement of its performance goals and your achievement of your personal goals to be set with me. The actual award, if any, will be prorated from your date of hire for your first year of employment and will be subject to the usual required deductions and tax withholdings. The Company may change your compensation and benefits from time to time in its sole discretion.

Equity Awards.  In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, it will be recommended that as a material inducement to you to accept this offer and to enter into employment with the Company, it will be recommended that you be granted two equity awards, each of which will be granted under, and be subject to the terms of, either the Company’s 2014 Equity Incentive Plan, or the Company’s 2016 Inducement Plan (each, the “Plan”). The equity awards will be: (1) a stock option to purchase 168,750 shares of the Company’s common stock (the “Option”), and (2) an award of 28,125 Restricted Stock Units (the “RSU Award”).  The exercise price per share of the Option will equal the fair market value of a share of Common Stock on the date of grant, as determined by the Board of Directors or Compensation Committee.  If approved, and provided that you remain in Continuous Service to the Company on each date, 25% of the Option shares shall vest and become exercisable on the one year anniversary of your employment commencement date and an additional 1/48th of the Option shares shall vest and become exercisable on a monthly basis thereafter over the following 36 months, as described in the applicable Plan and your Option grant documents.   If approved, and provided that you remain in Continuous Service to the Company on each date, 25% of the shares under the RSU Award will vest annually, as described in the applicable Plan and your RSU Award grant documents.

1900 Powell St. Suite 750 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

Sign-on Advance. The Company will provide you a sign-on advance in the amount of $204,250, less customary deductions and withholdings (the “Advance”). The Company will pay this Advance to you during your first month of employment. You will earn the full amount of the Advance if you remain employed with the Company for a total of two (2) years. Accordingly, you acknowledge and agree that if you voluntarily resign from the Company within one (1) year of receiving this Advance, you will be obligated to return the full amount of the Advance to the Company within thirty (30) days of your employment separation date. You further acknowledge and agree that should you voluntarily resign from the Company at any time after one (1) year of receipt of this payment but before completing two (2) years of service with the Company, you will be obligated to return a prorated amount of the Advance, calculated based on your employment termination date. You will be required to repay that prorated amount of the Advance within thirty (30) days of your employment separation date.

Benefit Plans. During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit from the plan is governed solely by the applicable plan document.

Paid Time Off. As part of these benefits, you will be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy as in effect from time to time. Currently, the Company offers full-time employees 21 days of PTO per calendar year.

Executive Severance Plan. Given your position with the Company, you will initially be eligible to participate in the Executive Severance Plan pursuant to the terms of that Plan.

Company Policies and Confidential Information. You will be expected to abide by all Company rules and policies, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of your employment with the Company, you also are required to sign and fully comply with the Confidential Information and Invention Assignment Agreement enclosed with this letter. In your work for the Company, you will be expected not to use or disclose any confidential information or materials, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Conflicting Outside Employment. While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your employment obligations to the Company, including working for a competitive organization, or undertaking any activities that could create a conflict of interest. Notwithstanding the foregoing, you will be allowed to serve as a Director on the Board of Directors for up to two external organizations, provided that such activities do not interfere with your job duties or present a conflict of interest with Adamas. Any

1900 Powell St. Suite 750 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

such role is to be reviewed and approved by the Adamas Board of Directors or its delegate, and such approval will not be unreasonably withheld.

At-Will Employment. Your employment with the Company is “at-will,” which means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. No provision of this offer letter or the accompanying Confidential Information and Invention Assignment Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.

Authorization to Work. This offer is conditioned upon the following: (1) you presenting sufficient evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; and (3) your signature on the Confidential Information and Invention Agreement. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Integration, Modification and Governing Law. This letter, together with your Employee Confidential Information and Invention Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. The unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of the agreement. This letter will be governed by the laws of the state of California.

Please contact me at (510) 450-3502 if you have any questions. I am happy to welcome you to the Company, and I look forward to your participation in the Company’s future success. Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to your Human Resources Representative.

This offer will expire on April 17, 2017, unless accepted by you in writing prior to such date.

Best regards,

/s/ Gregory T. Went

Gregory T. Went
Chief Executive Officer & Chairman
Adamas Pharmaceuticals, Inc.

Enclosures:

Confidential Information and Inventions Agreement

1900 Powell St. Suite 750 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com

ACCEPTANCE OF EMPLOYMENT OFFER

I, Richard King, have read, understand, and accept employment on the terms and conditions outlined in this letter agreement. I am not relying on any representations made to me by anyone other than as set forth above.

/s/ Richard King	April 17, 2017
Richard King	Date

1900 Powell St. Suite 750 Emeryville, CA 94608
Tel|510.450.3500 Fax|510.428.0519
www.adamaspharma.com